Exhibit 23.1

INDEPENDENT AUDITORS' CONSENT

We consent to the incorporation by reference in Registration Statement No. 333-83781-01 on Form S-3 of Summit Properties Partnership, L.P., of our report dated March 4, 2004, which report expresses an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets , on January 1, 2002, the fair value recognition provisions of Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation , on January 1, 2003, and Financial Accounting Standards Board Interpretation No. 46, Consolidation of Variable Interest Entities , as amended by Financial Accounting Standards Board Interpretation No. 46 (revised December 2003) on July 1, 2003, appearing in this Annual Report on Form 10-K of Summit Properties Partnership, L.P. for the year ended December 31, 2003.

/S/ Deloitte & Touche LLP
Charlotte, North Carolina

March 12, 2004